UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2016

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WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 200 Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 922-6463

N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As further described under Item 2.01 below, on January 31, 2016, Westmoreland San Juan, LLC (“WSJLLC”), a Delaware limited liability company and special purpose subsidiary of Westmoreland Coal Company (“WCC”), completed its previously announced acquisition (the “Acquisition”) of all of the issued and outstanding capital stock of San Juan Coal Company (“SJCC”), which owns the San Juan mine in Farmington, New Mexico, and San Juan Transportation Company (together with SJCC, the “San Juan Entities”).
In connection with certain mining permits relating to the operation of the San Juan mine, WSJLLC is required to post reclamation bonds of $162 million with the New Mexico Mining and Minerals Division. In order to facilitate the posting of reclamation bonds by Zurich American Insurance Company (“Zurich”) on behalf of WSJLLC, PNM Resources, Inc. (“PNM”), WCC and SJCC entered into a Reclamation Bond Agreement (the “Reclamation Bond Agreement”) with Zurich. The Reclamation Bond Agreement provides, among other things, (i) certain obligations for PNM to provide to Zurich, within 180 days of the closing of the Acquisition, security interests in certain irrevocable trusts established by the owners of the San Juan Generating Station adjacent to the San Juan mine (“SJGS”) for the sole purpose of funding the reclamation of the San Juan mine site (the “Reclamation Trusts”), and (ii) if PNM is unable to provide, within 180 days of the closing of the Acquisition, security interests in the Reclamation Trusts of certain SJGS owners (the “Base Security Interests”), PNM, WCC (subject to obtaining certain amendments or consents under its senior debt and credit facilities) and SJCC will be responsible, jointly and severally, to provide additional collateral to support the then outstanding reclamation bond amount, which will remain in place until such time as PNM is able to provide the Base Security Interests.
The foregoing is qualified in its entirety by reference to the Reclamation Bond Agreement, a copy of which will be filed as an exhibit to WCC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, or earlier.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On January 31, 2016, WSJLLC completed the Acquisition of the San Juan Entities from BHP Billiton New Mexico Coal, Inc. for a total cash purchase price of approximately $127 million, subject to post-closing adjustments.
Concurrently with the closing of the Acquisition, the previously announced Coal Supply Agreement (the “Coal Supply Agreement”), by and among SJCC and the owners of SJGS, became effective. Under the terms of the Coal Supply Agreement, SJGS is required to purchase 100% of its coal from the San Juan mine, with tonnage and pricing adjusting quarterly through 2022.
WSJLLC financed the Acquisition with a $125 million loan from NM Capital Utility Corporation, an affiliate of Public Service Company of New Mexico (one of the owners of SJGS), and with available cash on hand. The loan is structured as a senior secured term loan (the “Loan”) maturing February 1, 2021 and is expected to bear interest at a (i) 7.25% rate (the “Margin Rate”) plus (ii) (A) the London Interbank Offered Rate for a three month period plus (B) a statutory reserve rate, which such Margin Rate increases incrementally during each year of the Loan term. The Loan has no prepayment penalties. The agreements governing the Loan include representations and warranties and covenants regarding the ownership and operation of SJCC and the properties acquired in the Acquisition and standard special purpose bankruptcy remote entity covenants designed to preserve the separateness from WCC of each of (i) WSJLLC, (ii) its direct parent company, Westmoreland San Juan Holdings, Inc., and (iii) SJCC (collectively, the “Westmoreland San Juan Entities”). Obligations under the Loan are recourse only to the Westmoreland San Juan Entities and their assets and neither WCC nor its subsidiaries (other than the Westmoreland San Juan Entities) is an obligor under the Loan in any respect.
Item 7.01 Regulation FD Disclosure.
In accordance with General Instruction B.2. of Form 8-K, the information disclosed in this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
In connection with the closing of the Acquisition, on February 1, 2016, WCC issued a press release announcing completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 hereto and is incorporated by reference into this Item 7.01.

Item 9.01. Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description

99.1	Press Release dated February 1, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: February 1, 2016	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton SVP, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 1, 2016